EXHIBIT 99.1

FARMHOUSE INC. WINS @420 TRADEMARK

SAN FRANCISCO, Sept. 3, 2021/PRNewswire/ -- Farmhouse Inc. (OTC: FMHS) (the “Company”), a public fully reporting technology company with multiple cannabis-related divisions and IP, today announces that it has successfully obtained the trademark for “@420” from the United States Patent and Trademark Office. The filing is accessible online here <https://tsdr.uspto.gov/#caseNumber=87519273&caseType=SERIAL_NO&searchType=statusSearch> or by entering US Serial, Registration or Reference No. 87519273 into the United States Patent and Trademark Office online portal.

The @420 Twitter handle and events are branded channels that help the Company connect the cannabis industry through online communication and in-person and virtual events. The @420 Twitter handle has grown to over 90k followers with strong monthly engagement rates that make it a key asset for the Company.

About Farmhouse, Inc.

The Company is a holding company with multiple divisions, including the WeedClub® Platform, a professional social network platform to the regulated cannabis industry, that enables cannabis and hemp professionals to connect, discover products and services and scale their businesses. The Company believes it has established itself as the trusted brand to connect the industry through the WeedClub® Platform and its @420 Twitter handle. Through its wholly owned subsidiary, the Company owns a 49% equity interest in a Los Angeles-based multi-licensed cannabis retail dispensary, grow, manufacturer and distributor.

Forward Looking Statements

The Company cautions you that statements in this press release that are not a description of historical facts are forward-looking statements. These statements are based on our current beliefs and expectations. The inclusion of forward-looking statements should not be regarded as a representation that any of our plans will be achieved. Actual results may differ from those set forth in this press release due to the risk and uncertainties inherent in our business.

Contact Information

For all inquiries:

help@farmhouse.tv